                                 VAN ECK FUNDS

                                AMENDMENT NO. 4

                 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

     Amendment No. 4 to the Amended and Restated Master Trust Agreement dated February 6, 1992 (amending the Master Trust Agreement dated April 3, 1985) (the "Agreement"), of Van Eck Funds (the "Trust"), made at New York, New York this 10th day of May, 1994.


                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate series of Shares of the Trust and classes thereof-, and

     WHEREAS, a majority of the Trustees of the Trust have voted to establish a second class of Shares for the World Income Fund which shall be designated as Class B Shares and hereby redesignate all existing shares of World Income Fund and any similar shares issued in the future as Class A Shares; and

     WHEREAS, a majority of the Trustees have voted to establish two new series of the Trust, which are designated as Asia Infrastructure Fund and Global SmallCap Fund, and to establish two classes of Shares of each series thereof, which are designated as Class A and Class B; and

     WHEREAS, a majority of the Trustees have voted to change section 7.2 of the Agreement with respect to all Sub-Trusts other than World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund, International Growth Fund, International Investors Gold Fund, Asia Dynasty Fund and Global Balanced Fund; and

     WHEREAS, a majority of Trustees have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned Thaddeus Leszczynski, the duly elected and serving Vice President of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of Section 4.2 of the Agreement is amended to add additional Sub-Trusts and to read as follows:

          "Section 4.2 Establishment and Description of Sub-Trusts. Without
                       -------------------------------------------
          limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate ten Sub-Trusts: World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund (Class A and Class B), International Growth Fund, International Investors Gold Fund, Asia Dynasty Fund (Class A and Class B), Asia Infrastructure Fund (Class A and Class B), Global Balanced Fund (Class A and Class B) and Global SmallCap Fund (Class A and Class B). The World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund (Class A and Class B), International Growth Fund, International Investors Gold Fund, Asia Dynasty Fund (Class A and Class B), Asia Infrastructure Fund (Class A and Class B), Global Balanced Fund (Class A and Class B) and Global SmallCap Fund (Class A and Class B) and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine With respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

and hereby declares that the second paragraph of Section 7.2 of the Agreement is amended to read as follows:

          The Trust or any one or more Sub-Trusts may, either as the successor, or survivor, or non-survivor, (1) consolidate with one or more other trusts, partnerships, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, to form a new consolidated trust, partnership, association or corporation under the laws of which any one of the constituent entities is organized, or (2) merge into one or more other trusts, partnerships, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, or have one or more such trusts, partnerships, associations or corporations merged into it, any such consolidation or merger to be upon such terms and conditions as are specified in an agreement and plan of reorganization entered into by the Trust, or one or more such Sub-Trusts as the case may be, in connection therewith. The terms "merge" or "merger" as used herein shall also include the purchase or acquisition of any assets of any other trust, partnership, association or corporation which is an investment company organized under the laws of the Commonwealth of Massachusetts or any other state of the United States. With respect to the World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund, International Growth Fund, International Investors Gold Fund, Asia Dynasty Fund and Global Balanced Fund only, any such consolidation or merger shall require the affirmative vote of the holders of a majority of the outstanding voting Shares, as defined in the 1940 Act, of the Sub-Trust so affected thereby; and with respect to all other Sub-Trusts, such affirmative vote shall only be required if the Sub-Trust is not the successor or survivor of such consolidation or merger.


WITNESS my hand and seal this 10th day of May, 1994.



/s/ Thaddeus Leszczynksi
Thaddeus Leszczynski, Vice President


STATE OF NEW YORK    )
                     )
COUNTY OF NEW YORK   )

     Then personally appeared the above-named Thaddeus Leszczynski and acknowledged this instrument to be his free act and deed this 10th day of May, 1994.



/s/ Henry G. Neger
Notary Public

My commission expires: 12/31/95